Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form F-4 of our report dated June 26, 2018 relating to the balance sheets of Modern Media Acquisition Corp. as of March 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2018, 2017 and 2016, appearing in the proxy statement/prospectus, which is part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
March 29, 2019